Exhibit 4.3

                      CERTIFICATE OF DESIGNATION
                        e-automate Corporation
                 Series B Convertible Preferred Stock


       e-automate Corporation (the "Corporation"), a Delaware corporation, hereby certifies that pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, and in accordance with the provisions of
Section 151 of the General Corporation Law of Delaware ("DGCL"), the Board of Directors of the Corporation, at a meeting duly called and held pursuant to Section 141 of the DGCL, duly adopted the following resolution providing for the designation and the powers, preferences, and the qualifications, limitations or restrictions thereof, of the Series B Convertible Preferred Stock (the "Series B Preferred Stock"), which resolution is as follows:

      RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, and pursuant to the General Corporation Law of Delaware, a series of Preferred Stock of the Corporation is hereby created, such series of Preferred Stock to be designated the Series B Convertible Preferred Stock, to consist of 1,000 shares, $0.001 par value per share, with a stated value of $1,000 per share (the "Stated Value"). The Series B Preferred Stock is being issued pursuant to the terms and conditions of that certain Securities Purchase Agreement dated as of June 21, 2000, as amended from time to time (the "Purchase Agreement"), which is incorporated herein by this reference. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement. The powers, preferences and rights, and the qualifications, limitations or restrictions of the Series B Preferred Stock shall be as follows:

1. Voting Rights. Except as otherwise required by applicable law, each share of Series B Preferred Stock issued and outstanding shall have the number of votes equal to the whole number of shares of common stock into which the share of Series B Preferred Stock is convertible (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share).

2. Dividends. Upon approval of the Board of Directors, the holder of Series B Preferred Stock shall be entitled to receive (out of legally available funds) cumulative dividends equal to 8% per annum and payable quarterly within 5 days after the last business day of each calendar quarter (the "Dividend Payment Date"). The holder of Series B Preferred Stock, at its option, may elect to receive payment of dividends in cash or in Common Stock at the Conversion Price, as defined below. Proceeds on Series B Preferred Stock shall be junior in preference and subordinate to Series 2000-A Preferred Stock and on all other series or classes of stock of the Corporation. Dividends for less than a full calendar quarter shall be prorated and based on the actual number of days elapsed divided by 360 days.

3. Conversion. Holders of Series B Preferred Stock shall have the right, but not the obligation to convert into fully paid and nonassessable shares (calculated as to each conversion to the nearest number of whole shares) of the common stock, $.001 par value, of the Corporation (the "Common Stock") at the conversion rate of 200 shares of Common Stock for each share of Series B Preferred Stock.

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     On or after December 19, 2001, the Company may require the Holder to convert all of the outstanding Series B Preferred Stock held by the Holder into shares of Common Stock as provided in this Designation by delivering to the Holder 30-days prior written notice of the exercise of this right.

     A. Exercise of Conversion Privilege. To exercise the conversion privilege, the Holder of the Series B Preferred Stock shall surrender to the Corporation such Series B Preferred Stock, duly endorsed or assigned to the Corporation or in blank, accompanied by written Notice of Conversion to the Corporation in the form provided in the Series B Preferred Stock that the Holder elects to convert such Series B Preferred Stock or, if less than the entire principal amount thereof is to be converted, the specified portion.

      Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Series B Preferred Stock for conversion in accordance with the foregoing provisions, and at such time the rights of the Holders of such Series B Preferred Stock as Holders shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time.

      Within two (2) business days after the conversion date, the Corporation, without cost to the Holder, shall issue and shall deliver to the Holder of the converted Series B Preferred Stock or the person specified by such Holder a certificate or certificates for the number of full shares of Common Stock issuable upon conversion registered in the name of such Holder or such other person as shall have been specified by such Holder and all accrued and unpaid dividends on the converted Series B Preferred Stock or portion thereof upon which the Holder does not elect to receive payment in Common Stock.

      Upon conversion of Series B Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

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     The Corporation shall not close its books against the transfer of
Common Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock. The Corporation shall assist and cooperate with any Holder of Series B Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of Series B Preferred Stock (including, without limitation, making any filings required to be made by the Corporation).

     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

      B. Subdivision or Combination of Shares. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or pays a dividend or makes a distribution to holders of outstanding shares of Common Stock in the form of shares of Common Stock, or combines (by reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price of the Series B Preferred Stock in effect immediately prior to such event and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be proportionately adjusted so that the holder of the Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive after the occurrence of any of the events described the proportionate number of shares of Common Stock to which the holder would have been entitled had such Series B Preferred Stock been exercised immediately prior to the occurrence of such event, such adjustment to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination or reclassification, as the case may be, becomes effective.

      C. Liquidation of the Corporation. In the event of the liquidation, dissolution, or winding up of the Corporation, a notice thereof shall be sent to the Holder at least 15 days before the record date specified for determining holders of the shares of Common Stock entitled to receive any distribution upon such liquidation, dissolution, or winding up.

       D. Consolidation of Corporation. In the case of any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving corporation and which does not result in any reclassification or change of outstanding shares of the class issuable upon conversion of the Series B Preferred Stock), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the Holder of each Series B Preferred Stock then outstanding shall have the right to exercise such Series B Preferred Stock for the purchase of the kind and amount of shares of Common Stock and other securities and property receivable upon such consolidation, merger, sale, or transfer by a holder of the number of shares of Common Stock which would have been issuable if the conversion of the Series B Preferred Stock had occurred immediately prior to such consolidation, merger, sale, or transfer.

     E.   Notices.

           (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to the
Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

           (ii) The Corporation shall give written notice to the Holder at least 30 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock, or (C) for determining rights to vote with respect to any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets, dissolution or liquidation.

           (iii) The Corporation shall also give written notice to the Holder at least 30 days prior to the date on which any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets, dissolution or liquidation shall take place.

4.. Liquidation and Sale Preferences. In the event of liquidation, dissolution or winding up, whether voluntary or involuntary, (an "Event of Liquidation") of the Corporation, the holders of Series B Preferred Stock, prior and in preference to the holders of the common stock, shall be entitled to receive (i) the Stated Value per share of Series B Preferred (adjusted to reflect stock dividends, stock splits or recapitalizations, if any), plus (ii) accrued but unpaid dividends (the "Liquidation Preference"). The Liquidation Preference shall rank junior to Series 2000-A Preferred Stock but shall retain priority as to all other series or classes of stock of the Corporation. After payment of the Liquidation Preference and any other preferential payments on other series or classes of stock except the common stock, the holders of Series B Preferred Stock shall have no other rights to the remaining assets of the Corporation. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder. The Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to an Event of Liquidation, a notice setting forth the date on which such Event of Liquidation is expected to become effective and the type and amount of anticipated proceeds per share of common stock to be distributed with respect thereto and shall afford each such holder the opportunity to convert such shares of Series B Preferred Stock pursuant to Section (iii) (conditional upon the consummation of such Event of Liquidation) prior to the consummation thereof.

      A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance, or disposition of all or substantially all of the assets of the Corporation, or the effectuation of any acquisition of the Corporation by any other entity by means of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (the "Sale"), shall be deemed to be an Event of Liquidation; provided, however, that if holders of

Series B Preferred Stock are to receive more than the preferential amounts due them under the immediately preceding paragraph in the Sale, the Sale shall not be an Event of Liquidation and all holders of Series B Preferred Stock shall participate ratably with the holders of common stock and the holders of any other series of preferred stock with similar rights in proportion to the amount of shares of common stock owned by each such holder on an as-converted basis and shall not be entitled to receive any preferential amounts.

5. Amendments and Waivers. Series B Preferred Stock may be amended only with the written consent of the Holder, and any existing Event of Noncompliance may be waived only with the written consent of the Holder.

      RESOLVED, that the Board of Directors has determined that the rights and preferences of the Series B Preferred Stock are under the circumstances presently prevailing, fair and equitable to all the existing stockholders.

       IN WITNESS WHEREOF, the Corporation has caused its duly authorized officers to execute this certificate this 19th day of June, 2000.

                              e-automate Corporation


                              By:  /s/ Lon D. Price
                                  ----------------------------------
                                  Lon D. Price,
                                  Its:  President and Chief Executive
                                  Officer

                               By: /s/ Kim A. Green
                                   -----------------------------------
                                   Kim A. Green,
                                   Its:  Director of Finance



STATE OF UTAH       )
                    : ss.
COUNTY OF UTAH      )

      On July 17, 2000, personally appeared before me Lon D. Price, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.      /s/ Marnae Ballantyne
                                             --------------------------
                                             NOTARY PUBLIC

My Commission Expires: 1/11/2003
Residing at: American Fork, Utah 84003

STATE OF UTAH       )
                    : ss.
COUNTY OF UTAH      )

      On July 17, 2000, personally appeared before me Kim A. Green, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.      /s/ Marnae Ballantyne
                                             -------------------------
                                             NOTARY PUBLIC


My Commission Expires: 1/11/2003
Residing at: American Fork, Utah 84003




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